Exhibit 4.04

CONFIDENTIALITY AGREEMENT
This Confidentiality Agreement (the “Agreement”) is entered into as of March 21, 2014 (the “Effective Date”) by and between Intel Corporation (“Intel”) and Cloudera, Inc. (“Cloudera,” and, together with Intel, each a “Party” or together the “Parties”).
WHEREAS, Cloudera may provide certain confidential information (i) to Intel as a result of its notice, information and inspection rights as a shareholder of Cloudera and in connection with negotiating Proposed Transactions (as defined below) (as set forth in more detail below) and (ii) to the Intel Designee (as defined below).
WHEREAS, any confidential information provided to or disclosed by either party pursuant to the terms of the Commercial Agreement will be governed by the terms of the MNDA and not this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the agreements contained herein, the Parties intending to be legally bound agree as follows:
1.    Definitions. For the purposes of this Agreement, the following terms have the following meanings:
(a)“Affiliate” of a person shall include any person that, directly or indirectly, controls, is controlled by or is under common control with such person. The term “control” means the possession of the power, directly or indirectly, to direct or cause the direction of the management and affairs of a person.
(b)“Board” means the Board of Directors of Cloudera.
(c)“Commercial Agreement” means that certain Collaboration and Optimization Agreement, between the Parties, dated as of March 21, 2014.
(d)“Confidential Information” shall mean all information, software, data and analysis (including without limitation information in tangible or intangible form relating to and/or including released or unreleased products and services (including without limitation any product or service names, titles, designs, ideas, concepts, scripts and schedules), the marketing or promotion of any product, business policies or practices, business plans and forecasts, potential transactions and business combinations and information received from others that Cloudera is obligated to treat as confidential) in each case that is furnished by Cloudera or its Representatives, and provided to (i) the Intel Designee by reason of his or her position as a member of the Board (the “Board Confidential Information”), (ii) Intel or its Representatives in the form of non‑public information received pursuant to the Investor Rights Agreement, the Right of First Refusal and Co‑Sale Agreement, or the Voting Agreement, or pursuant to shareholder information or inspection rights under applicable law ( the “Shareholder Confidential Information”), or (iii) to Intel or its Representatives pursuant to the Standstill Agreement in order to enable Intel to evaluate Cloudera and enter into negotiations and execution of a Proposed Transaction (“Proposed Transaction Information”) shall be considered Confidential Information, as well as any analyses, compilations, studies, documents or other material, regardless of the form thereof, prepared by Intel or its Representatives containing or based in whole or in part upon such information, software, data or analysis. Confidential Information does not include information, software, data or analysis that: (A) is when furnished or thereafter becomes publicly available other than as a result of a disclosure by Intel or its Representatives in violation of this Agreement, (B) is already in the possession of or becomes available to Intel or its Representatives on a non‑confidential basis from a source other than Cloudera or its Representatives, provided that, to Intel’s knowledge, such source is not and was not bound by an obligation of confidentiality to Cloudera, its Representatives or any other party with regard to such information, software, data or analysis, or (C) Intel can demonstrate was independently developed without use of or reference to Confidential Information by it or its Representatives without violation of this Agreement, provided such independent development can reasonably be proven by written records (“Publicly Available, Pre-Existing, and Independently Developed Information”). For avoidance of doubt, and notwithstanding anything to the contrary herein or in any other Transaction Document, “Confidential Information” for purposes of this Agreement does not include any information, software, data, analysis or other material furnished by or on behalf of Cloudera or its Representatives to Intel or its Representatives under or pursuant to the Commercial Agreement (“Commercial Agreement Confidential Information”), and except as set forth below in this Section 1(d), all such information will be subject to the terms and conditions of the MNDA. If any to the extent any Confidential Information is Commercial Agreement Confidential Information and is also Shareholder Confidential Information, the MNDA will govern the obligations with respect to such information, unless such information was furnished by Cloudera or its Representatives directly to Intel Capital Corporation or its Representatives, in which case this Agreement will govern the obligations with respect to such information. If any to the extent any Confidential Information is Commercial Agreement Confidential Information and is also Proposed Transaction Information, then (i) to the extent such Confidential Information was furnished to Intel or its Representatives after the commencement of the exchange of information in connection with a Proposed Transaction (“Proposed Transaction Commencement”), this Agreement shall govern the obligations with respect to such information, and (ii) to the extent such information was furnished prior to the Proposed Transaction Commencement, the MNDA will govern the obligations with respect to such information.
(e)“Intel Designee” means any Intel employee that serves as a member of the Board and/or any member of the Board that Intel is entitled to elect or designate pursuant to any agreement between Intel and the Company or any of its security holders or otherwise.
(f)“Investor Rights Agreement” means the amended and restated agreement among the Company, the Purchasers and certain other stockholders of the Company, to be dated as of or on or about the date hereof.
(g)“MNDA” means the Mutual Non-Disclosure Agreement between Intel and Cloudera, dated as of January 29, 2014.
(h)“Permitted Tender Offer” shall have the meaning given to such term in the Standstill Agreement.

(i)“Proposed Transaction” means a transaction in connection with (A) Negotiated Transaction Discussions (as defined in the Standstill Agreement), or (B) a potential Sale or Acquisition (as defined in the Standstill Agreement) of Cloudera or its assets by or to Intel (or its affiliates) following a Competing Transaction (as defined in the Standstill Agreement).
(j)“Representatives” of a person shall include such person’s directors, officers, employees, legal counsel, accountants, and financial and other advisors, provided that such Representatives who are not employed by the receiving party owe a duty of confidentiality to the receiving party.
(k)“Right of First Refusal and Co‑Sale Agreement” means the amended and restated agreement among the Company, the Purchasers, and certain other stockholders of the Company, to be dated as of or on or about the date hereof
(l)“Sensitive Confidential Information” means any of the following subcategories of Confidential Information that is furnished by Cloudera or its Representatives and received by the Intel Designee in connection with his or her capacity as a member of the Board: (a) non‑public information about Cloudera’s financial condition, projections, forecasts, prospects or plans; (b) non‑public information regarding Cloudera’s marketing and sales programs, research and development, new product launches or initiatives, or leadership succession plans for Cloudera’s senior officers; (c) non‑public information relating to possible business transactions such as mergers, acquisitions, divestitures or joint ventures, or possible capital transactions such as an initial public offering or follow‑on public offering, credit facilities, share repurchases, dividends or stock splits; (d) non‑public information concerning other companies with whom Cloudera may conduct business, including information about Cloudera’s customers, suppliers, joint venture partners, or other companies with which the Company is under an obligation of confidentiality; and (e) non-public information about meetings, presentations and discussions relating to issues, proceedings, discussions, deliberations and decisions between and among employees, officers and directors and their advisers, including the identity, circumstances and fact of retention of any such advisers (including Board, committee and executive dynamics and relationships); provided, however, that Sensitive Confidential Information does not include Publicly Available, Pre-Existing, and Independently Developed Information
(m)“Standstill Agreement” means that certain Right of First Notice and Standstill Agreement, between Cloudera and Intel, of even date herewith.
(n)“Voting Agreement” means the amended and restated agreement among the Company, the Purchasers and certain other stockholders of the Company, to be dated as of or on or about the date hereof.
2.    Confidentiality.
(a)    Intel shall, and shall cause the Intel Designee to, (a) keep strictly confidential and take reasonable precautions, at least as great as the precautions Intel takes to its own confidential information, to protect against and prevent the disclosure of all Board Confidential Information to third parties, and (b) not use the Board Confidential Information other than in furtherance of a

Business Purpose (as defined below) (other than in connection with a Permitted Tender Offer); provided, however, that the Intel Designee may discuss Confidential Information, other than Sensitive Confidential Information, as provided in Section 2(f) below, in all cases in compliance with his or her fiduciary duties to Cloudera.
(b)    Intel shall, and shall cause its Representatives to, (a) keep strictly confidential and take reasonable precautions, at least as great as the precautions Intel takes to its own confidential information, to protect against and prevent the disclosure of all Shareholder Confidential Information to third parties; (b) not use the Shareholder Confidential Information for any purposes other as permitted under the Transaction Agreements (as such term is defined in the Series F-1 Stock Purchase Agreement dated March 21, 2014 (the “Stock Purchase Agreement”)); and (c) not make any public announcement in relation to, or public comment on the fact that any Confidential Information has been made available to Intel, its Affiliates or Representatives, without Cloudera’s prior written consent (unless otherwise permitted by Sections 4(b) or 4(c) below); provided, however, that Intel and its Representatives may disclose Confidential Information and facts, terms and conditions to those of its Representatives who need to know such information for the sole purpose of furthering a Business Purpose (as defined below) (other than in connection with a Permitted Tender Offer) if, and only if, prior to being given access to such Shareholder Confidential Information or being told such matters, such Representative is informed of the confidentiality thereof and is bound by a confidentiality obligation with Intel with respect to such Confidential Information.
(c)    Notwithstanding the foregoing, nothing contained in this Agreement will restrict the free movement, or assignment to different tasks and activities, of any employees or other permitted disclosees of Intel throughout his or her organization.
(d)    Nothing in this Agreement will prevent Intel or its Representatives or permitted disclosees from independently developing, without use of Confidential Information, competing products or technologies, and from using, selling or otherwise supplying to third parties these products or technologies. Further, Intel and its permitted disclosees may use Residuals (as defined below) for any purpose, including, without limitation, in the development, manufacture, sales, promotion, maintenance of the products of Intel; provided that this right to use Residuals does not result in or amount to a license to Intel or its permitted disclosees under any patents, copyrights, mask works, trademarks or similar rights or, except as set forth in the definition of Residuals, any of Cloudera’ trade secrets, know‑how or other intellectual property rights with respect to any Confidential Information, either expressly, by implication, inducement, estoppel or otherwise, absent a written agreement between Intel and Cloudera. The term “Residuals” means any information retained in the unaided memories of the employees or other permitted disclosees of the Intel or its Representatives who have had access to the Confidential Information. The memory of the employees or other permitted disclosees of Intel is unaided if he or she did not intentionally memorize or otherwise mentally retain for reference the information for the purpose of retaining it and later using it or disclosing it to a third party and such employee does not know at the time of such later use that such information is the confidential information of Cloudera. Subject to the terms and conditions of this Agreement, the employees and other permitted disclosees of Intel will not be restricted from using the Residuals as a part of his or her skill, knowledge, talent or expertise on any project.

(e)    Intel shall notify Cloudera promptly upon discovery of any unauthorized use or disclosure of Confidential Information or any other breach of this Agreement by Intel and Intel’s Representatives, and will cooperate with Cloudera in every reasonable way to help Cloudera regain possession of the Confidential Information and prevent its further unauthorized use or disclosure.
(f)    Intel shall not seek to obtain Confidential Information from an Intel Designee that the Intel Designee receives from Cloudera or its Representatives in his or her capacity as a member of the Board. Notwithstanding the foregoing, the Intel Designee may discuss Confidential Information, other than Sensitive Confidential Information, with Intel’s Representatives who need to know such Confidential Information (i) to monitor Intel’s relationship with and investment in the Company, (ii) in furtherance of the Commercial Agreement, or (iii) to evaluate and enter into negotiations and execution of a transaction in connection with (A) Negotiated Transaction Discussions (as such term is defined in the Standstill Agreement), (B) a potential Sale or Acquisition (as defined in the Standstill Agreement) of Cloudera by Intel or any affiliate at a time when Intel’s obligations under the Standstill Agreement do not apply, (C) a Permitted Tender Offer , or (D) as required for securities law purposes (each, a “Business Purpose”); provided that, to the extent Intel or its Affiliates or Representatives receive Sensitive Confidential Information despite the first sentence of this Section 2(f), Intel or its Affiliates or Representatives shall not use (or disclose) such information for any purpose.
(g)    Intel shall, and shall cause its Representatives to, (a) keep strictly confidential and take reasonable precautions, at least as great as the precautions Intel takes to its own confidential information, to protect against and prevent the disclosure to third parties of (i) all Proposed Transaction Information, (ii) the fact that such Party is evaluating or has evaluated or considered a Proposed Transaction, (iii) the fact that discussions or negotiations are taking place or have taken place relating to a Proposed Transaction, (iv) the substance of any discussions or negotiations that take place regarding a Proposed Transaction, and (v) all of the terms, conditions or other facts relating to a Proposed Transaction; and; (b) not use the Proposed Transaction Information for any purposes other than enabling Intel to evaluate Cloudera and enter into negotiations and execution of a Proposed Transaction (other than a Permitted Tender Offer; provided, however, that Intel and its Representatives may disclose information, facts, terms and conditions identified in subsections (i) through (v) above to those of its Representatives who need to know such information for the purpose of enabling Intel to evaluate Cloudera and enter into negotiations and execution of a Proposed Transaction (other than a Permitted Tender Offer.
Notwithstanding the foregoing, in connection with a Permitted Tender Offer, Intel may use such Confidential Information (other than Sensitive Confidential Information). In addition, notwithstanding the foregoing, in connection with a Permitted Tender Offer, Intel may disclose such Confidential Information (other than Sensitive Confidential Information) as Intel believes is required to conduct a tender offer under United States federal securities laws.
3.    No Warranties.
Cloudera makes no express or implied representation or warranty as to the accuracy or completeness of any of the information furnished to Intel or its Representatives pursuant hereto. Neither Cloudera nor any of its Representatives shall have any liability to Intel or its Representatives relating to or arising from the use of or reliance upon any information or any errors or omissions therein.
4.    Legal Requirements.
(a)    If Intel or its Representative becomes subject to a legal requirement (by subpoena, oral deposition, interrogatories, request for production of documents, civil investigative demand, administrative order or otherwise) to disclose any Confidential Information or any other matter required by Section 2 to be kept confidential, Intel (i) will promptly notify Cloudera of the existence, terms and circumstances of such requirement so that Cloudera may seek an appropriate protective order or waive compliance with the terms of this Agreement, and (ii) will, and will cause its Representatives to, use commercially reasonable efforts to cooperate with Cloudera in seeking a protective order or other assurance that confidential treatment will be accorded to the Confidential Information or other matter.
(b)    If Intel or its Representative having complied with Section 4(a) is compelled to make disclosure in response to a requirement described in Section 4(a), such person may make such disclosure without liability hereunder notwithstanding the absence of a protective order or waiver of compliance hereunder; provided that (i) Intel and/or its Representative only disclose that portion of Cloudera’s Confidential Information or other matter required by Section 2 to be kept confidential which Intel’s counsel advises is legally required to be disclosed, and (ii) Intel and/or its Representative exercises its commercially reasonable efforts to preserve the confidentiality of the remainder of Cloudera’s other Confidential Information.
(c)    If Intel is advised by its legal counsel that disclosure of Cloudera’s Confidential Information or a matter required by Section 2 to be kept confidential is required by applicable law, rule or regulation, including the rules or regulations of a national securities exchange or other exchange on which Intel’s securities are listed for trading and in its filings with the Securities Exchange Commission as is required under applicable federal securities laws, Intel shall give notice thereof to Cloudera as promptly as practicable under the circumstances and shall disclose only such matters as its legal counsel advises is required by such law, rule or regulation, provided that Intel exercises its commercially reasonable efforts to preserve the confidentiality of Cloudera’s Confidential Information, including, without limitation, by cooperating with Cloudera to obtain an appropriate protective order or other assurance that confidential treatment will be accorded Cloudera’s Confidential Information by any third party to which disclosure is made. If Intel complies with the preceding sentence, it may make such disclosure without liability hereunder notwithstanding the absence of a protective order or waiver of compliance hereunder.
5.    Destruction upon Termination of Information Rights. All Confidential Information shall be and remain the property of Cloudera. All Confidential Information, whether in hard copy form or intangible media such as electronic mail or computer files, shall be returned to Cloudera or destroyed and no copies shall be retained by Intel or its Representatives: (a) with respect to all Confidential Information, immediately upon Cloudera’s request following: (i) a Competitor Investment (as such term is defined in the Investor Rights Agreement); (ii) after Intel no longer holds at least 13% of the securities in Cloudera (as adjusted for stock splits, reverse stock splits and the like) (as defined therein) on the Closing Date (as defined therein); provided, further, that in the case of both (i) and (ii), Intel and its Representatives in its or their accounting and financial reporting function shall be entitled to retain Confidential Information that is necessary for reporting purposes, including Intel’s unaudited quarterly financial reporting and Intel financial statement reporting in accordance with GAAP and for audit purposes, whether internal audits or with respect to Intel’s independent public accountants, so long as such retained Confidential Information is used only for the purpose described in this proviso; and (b) with respect to all Proposed Transaction Information, immediately upon Cloudera’s request, which request shall not be made during the Waiting Period (as defined in the Standstill Agreement), unless Intel has notified Cloudera that it has determined that it does not desire or intend to continue Negotiated Transaction Discussions or a potential Sale or Acquisition of Cloudera by Intel; provided, however, that, notwithstanding the foregoing, any portion of the Confidential Information that consists of reports, analyses, compilations, data, studies or other documents developed or prepared by or for Intel or its Representatives that include, incorporate, refer to, reflect or are based in whole or in part on any Confidential Information will be destroyed immediately upon such request; provided further that any such destruction of such information shall be certified in writing to Cloudera. Notwithstanding the return or destruction of the Confidential Information, Intel and its Representatives will continue to be bound by its obligations of confidentiality, non-use and other obligations hereunder.
6.    Intel Representatives. Intel will be responsible for any breach of this Agreement by the Intel Designee with respect to the Board Confidential Information or by its Representatives with respect to any Confidential Information, and agrees, at its sole expense, to take reasonable measures, at such time as it becomes aware of an imminent breach of the confidentiality restrictions by one of its Representatives, to restrain such Representative from prohibited or unauthorized disclosure or use of such Confidential Information.
7.    Compliance with Insider Trading and Public Disclosure Laws. Intel acknowledges that Intel may become aware of material, nonpublic information concerning Cloudera. Intel acknowledges that the United States securities laws prohibit any person who has material, nonpublic information concerning a company whose securities are publicly traded from purchasing or selling securities of that company or disclosing such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities. Accordingly, for so long as Intel holds material, nonpublic information concerning Cloudera, Intel agrees to take reasonable precautions to prevent any trading in the securities of Cloudera, including by Intel’s Affiliates and Representatives, while in possession of material, nonpublic information.
8.    Disclaimer of Corporation Opportunity. Cloudera acknowledges that Intel may have, from time to time, information that may be of interest to the Cloudera (“Intel Information”) including, by way of example only, (a) Intel’s technologies, plans and services, (b) current and future investments Intel has made, may make, may consider or may become aware of with respect to other companies and other technologies, products and services, including, without limitation, technologies, products and services that may be competitive with those of Cloudera, and (c) developments with respect to the technologies, products and services, and plans and strategies relating thereto, of other companies, including, without limitation, companies that may be competitive with Cloudera; provided, that for the avoidance of doubt Intel Information shall not include any Confidential Information provided by Cloudera to Intel or its Representatives hereunder or that the Intel Designee receives in his or her capacity as a member of the Board. Cloudera, as a material part of the consideration for this Agreement and the transactions contemplated by the Transaction Agreements (as defined in the Stock Purchase Agreement), agrees that Intel and the Intel Designee shall have no duty to disclose any Intel Information to Cloudera or permit Cloudera to participate in any projects or investments based on any Intel Information, or to otherwise take advantage of any opportunity that may be of interest to Cloudera if it were aware of such Intel Information, and hereby waives, to the extent permitted by law, any claim based on the corporate opportunity doctrine or otherwise that could limit Intel’s ability to pursue opportunities based on such Intel Information or that would require Intel or the Intel Designee to disclose any such Information to Cloudera or offer any opportunity relating thereto to Cloudera.
10.    Miscellaneous.
(a)Power and Authority. Each Party hereby represents that it has the power and authority (corporate power and corporate authority, if applicable) to execute and deliver this Agreement and that this Agreement constitutes a valid and binding agreement of such Party, enforceable in accordance with its terms.
(b)Costs and Expenses; Remedies. Each of the Parties will bear its own costs and expenses, including legal fees and fees of other advisors, with respect to any action to enforce its rights under this Agreement by legal proceedings. It is understood and agreed that money damages would not be a sufficient remedy for any breach of this Agreement and that the non‑breaching Party shall be entitled to injunctive relief. Such remedy shall not be deemed to be the exclusive remedy for the breach of this Agreement but shall be in addition to all other remedies available at law or in equity.
(c)Delays or Omissions; Modification. No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, nor any partial exercise thereof, shall impair any such right, power, or remedy of such nonbreaching or nondefaulting party, nor shall it be construed to be a waiver of or acquiescence to any such breach or default, or to any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. All remedies, whether under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative. No modification of this Agreement, termination or waiver of the terms and conditions hereof shall be binding upon either Party hereto, unless approved in writing by each such party.
(d)Counterparts; Facsimile. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may also be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument
(e)Titles and Subtitles. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement

(f)Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively delivered upon the earlier of actual receipt or: (i) personal delivery to the party to be notified; (ii) when sent, if sent by electronic mail or facsimile during the recipient’s normal business hours, and if not sent during normal business hours, then on the recipient’s next business day; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next day delivery, with written verification of receipt. If notice is sent to Intel, it shall be sent to Intel Corporation, c/o Intel Capital Corporation, Attn: Intel Capital Portfolio Manager, 2200 Mission College Blvd, M/S RN6-59, Santa Clara, CA 95054, with a copy, which shall not constitute notice, by e-mail to: portfolio.manager@intel.com. If notice is given to Cloudera, it shall be sent to 1001 Page Mill Road, Building 2, Palo Alto, CA 94304, Attention: Chief Executive Officer; and a copy (which shall not constitute notice) shall also be given to Fenwick & West LLP, 801 California Street, Mountain View, CA 94041, Attn: David A. Bell.
(g)Severability. In case any one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and such invalid, illegal, or unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.
(h)Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled. For avoidance of doubt, and notwithstanding anything to the contrary herein or in any other Transaction Document, information, software, data, analysis and other material furnished by or on behalf of Cloudera or its Representatives to Intel or its Representatives under or pursuant to the Commercial Agreement will be subject to the terms and conditions of the MNDA and will not be subject to the terms of this Agreement (regardless of whether the same information, software, data, analysis or other material may also have been furnished under or pursuant to this Agreement or one or more of the Transaction Documents).
(i)Governing Law. This agreement shall be governed in all respects, including without limitation validity, interpretation and effect, by the laws of the state of Delaware applicable to contracts executed and to be performed wholly within such state without giving effect to the choice of law principles of such state.
(j)Dispute Resolution. Each of the parties hereto agrees to waive any bonding requirement under any applicable law, in the case any other party seeks to enforce the terms by way of equitable relief. Furthermore, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery or, to the extent that the Delaware Court of Chancery declines to exercise jurisdiction over the matter, other federal or state courts of the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Delaware Court of Chancery or, to the extent that the Delaware Court of Chancery declines to exercise jurisdiction over the matter, other federal or state courts of the State of Delaware, and (d) each of the parties irrevocably consents to service of process by a reputable overnight mail delivery service, signature requested, to the address set forth in Section 10(f) of this Agreement or as otherwise provided by applicable law.
(k)Successors and Assigns; No Third Party Beneficiaries. The terms and conditions of this Agreement inure to the benefit of and are binding upon the respective successors and permitted assignees of the Parties. Nothing in this Agreement, express or implied, is intended to confer upon either Party other than the parties hereto or their respective successors and permitted assignees any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.
[Signatures Follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

CLOUDERA, INC.

By:	/s/ Tom Reilly
Tom Reilly
Chief Executive Officer

INTEL CORPORATION

By:

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

CLOUDERA, INC.

By:
Tom Reilly
Chief Executive Officer

INTEL CORPORATION

By:	/s/ Cary Klafter
Cary Klafter
Corporate Secretary

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